Exhibit 23(b)1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194227 on Form S-3 of our reports dated March 2, 2015, relating to the financial statements and financial statement schedule of Alabama Power Company, appearing in this Annual Report on Form 10-K of Alabama Power Company for the year ended December 31, 2014.

/s/Deloitte & Touche LLP
Birmingham, Alabama
March 2, 2015